Exhibit 99.2

First Quarter Fiscal 2012 Earnings

Conference Call

January 31, 2012

Pat Davidson

Good morning and thanks for joining us. Earlier today, we published our first quarter results for fiscal 2012. A copy of the release is available on our website at www.oshkoshcorporation.com. Today’s call is being webcast and is accompanied by a slide presentation, which is also available on our website. The audio replay and slide presentation will be available on our website for approximately 12 months. Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. These risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. We disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Presenting today for Oshkosh Corporation will be Charlie Szews, President and Chief Executive Officer, and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Charlie.

Charlie Szews

Oshkosh Q1 FY12 Results

Thank you, Pat.

Good morning. Over the last two months, we have probably talked to most of you on this call in connection with the proxy contest, for which we do not yet have the final results. While we have divergent views among our shareholders with regard to what our strategy should be, it is fair to say that all shareholders want and expect management and the Board to deliver superior value creation for shareholders, and that is our clear objective. I intend, along with our chairman, Dick Donnelly, to share your feedback and ideas we received during this process with our full Board and management team and to respond over the next few months. We are mission driven to serve you - our shareholders - with urgency.

Overall, total Company sales increased 10.5% to $1.88 billion for the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011. EPS of $0.42 in the quarter was lower than the first quarter of fiscal 2011, due primarily to an adverse sales mix in our defense segment, while our access equipment segment experienced another quarter of higher year-over-year sales and orders.

Our actions to develop and implement the MOVE strategy enabled us to make important progress during the first quarter. One of our most significant highlights was achieving profitability on our FMTV contract. We first announced this a few weeks back, but it bears repeating as the FMTV program is an important part of our defense business. Through hard work and strong execution by our 11 integrated project teams, we were able to generate a profit one quarter earlier than we had most recently estimated.

In the access equipment segment, we introduced a new ten meter rental scissor and a compact crawler boom for Asian markets. In the commercial segment, we continued to analyze our footprint requirements resulting in our decision earlier this month to rationalize a smaller production facility. In the fire & emergency segment, we downsized an additional 70 positions. And, overall, our international sales increased 40% to 19.5% of sales in the quarter.

In our recent meetings with shareholders, we heard the message that shareholders would like us to provide more MOVE targets to measure our progress. As we go through our fiscal 2012, we’ll work on ways to provide targets. But, I will reiterate that our targeted 250 basis point improvement in consolidated operating margins from our cost reduction initiatives is something we believe we can achieve even if we don’t see any improvement in our end markets. By the way, we do expect to see improvements in our non-defense markets in the coming years. And, we do believe we will deliver consistent international sales growth.

Let’s talk a little bit about our current market conditions. Please turn to slide 4.

Market Conditions

The President signed the fiscal year 2012 defense budget a few weeks ago, providing solid FHTV and FMTV funding in support of our sales in fiscal 2013. The Administration has developed a new national defense strategy that is being implemented with the fiscal year 2013 budget. Program details are expected to be released on February 13.

While there is some uncertainty regarding future levels of U.S. defense spending, we are busier than ever developing solutions to win multiple new programs that we believe will move forward. For example, we are competing for the Canadian TAPV and the MSVS programs. These are two opportunities in which the Canadian Armed Forces are looking for an MRAP-type high mobility vehicle and a medium payload truck, respectively. We believe we have excellent solutions and are pleased to remain in the running to win both of these programs. The TAPV program is currently in the bid evaluation phase. And, the request for proposal for the MSVS program is expected to be released in the very near future. We expect awards for these programs to be announced in June 2012 and February 2013, respectively. We will also be submitting a bid for the Engineering and Manufacturing Development phase of the JLTV program. The final RFP for this phase was released on January 26, 2012 with a contract award anticipated in June 2012. We have been testing our vehicle for this phase of the program for months and believe that we have an excellent solution for the customer. And, we are actively pursuing sales of up to 3,000 M-ATVs across the Middle East and North Africa.

I would also like to point out that we received the Army’s bridge contract for our FHTV program during the quarter. This contract, along with the FMTV contract, assures a strong base of business for our defense segment through fiscal 2014. And importantly, we retain the design rights to the FHTV products.

Overall, access equipment market conditions generally continue to recover. In North America, replacement demand to reduce fleet ages continued during the quarter, utilization rates generally remained at very high levels and the national rental companies have made positive comments about their outlook. United Rentals and RSC recently filed various documents with the SEC as part of their planned combination. Both had very positive things to say about their outlook for the next few years. Both have high utilization rates in their access equipment fleets.

And both have continued to place orders since the announcement of their combination. We’ve also recently seen more activity from the independent rental channel, which had largely been on the sidelines until now.

Europe is a mixed bag. We’ve seen relative strength in the last few quarters in northern Europe. But, as expected, southern Europe remains weak. Overall, as the quarter progressed our European customers became more cautious as the uncertainty over the economy in Europe lingered. However, we continue to see positive signs in emerging markets. Wilson Jones, president of our access equipment segment, recently returned from a trip to South America. Wilson reported that customers in that region of the world remain optimistic about the access equipment market. And, we’re hearing similar comments from other parts of the world. To summarize, we like the outlook for the access equipment market.

We have had good success implementing our previously announced price increase in this segment and expect that we’ll see the benefits of this action on operating income margins starting in our second quarter.

Similar to last quarter, the U.S. fire truck market continued to experience weak demand, with sales below 3,000 units on a trailing twelve month basis. At this time, we don’t believe we will see any significant improvement in this market before fiscal 2013 at the earliest. In response, we are redoubling our efforts to secure international sales in the fire & emergency segment. We have made some important breakthroughs recently in Europe, which had previously been unreceptive to U.S. products, with new or pending orders in Spain, the United Kingdom and Poland. And, orders from customers in Asia, especially China, continue to improve. The international sales cycle takes longer, but we believe that the investments we’re making now in pursuing international opportunities will pay off in higher sales and profits in the future.

Our commercial segment reported a solid quarter as we delivered increased sales of RCVs. Last quarter, we talked about RCV demand picking up ahead of calendar year 2012 to take advantage of bonus depreciation deductions. And, that’s the way the quarter played out. The trend toward CNG-powered units continued and we remain a leader in this business. Finally, while I won’t say that demand is back, we did post higher concrete mixer sales in the quarter compared to the prior year first quarter, which is an encouraging development.

Let’s turn to slide 5 and we’ll provide an update on our operations initiatives.

Operations Update

As I mentioned earlier, we made strong progress on the FMTV program during the quarter enabling us to report a profit on this program ahead of our most recent expectations. This was due to strong execution, arising largely from a continued reduction in manufacturing hours and a reduced reliance on outside service providers. We continued to increase our production rates on this program and exited the quarter near our targeted peak production rates. Now that we have achieved profitability, we’ll continue to work to improve FMTV margins, similar to what we’ve done on other defense programs.

Turning to access equipment, we have largely completed restructuring activities in our European factories that we initiated in fiscal 2011. To refresh your memories, we consolidated some of the work in our Belgian and Romanian operations. Production is on schedule and we expect to realize cost savings from this move starting in the second half of fiscal 2012.

Over the last couple of quarters, JLG experienced supply chain challenges that have been pervasive in the industry. While we don’t have all of the challenges behind us, we’ve seen steady improvements with supplier deliveries and believe that supply chain constraints will not significantly impact our JLG and Jerr-Dan branded product sales in fiscal 2012.

In our commercial segment, a focus on eliminating supplier constraints and driving lean initiatives deeper into the organization contributed to increased year-over-year labor efficiencies and improved financial results.

Finally, we continued to struggle during the quarter with the consolidation of ambulance and mobile medical unit production into our Florida operations. We have made some changes in our manufacturing leadership for this project, which has cost us some time, but we believe we have a workable plan and have assigned additional internal and external resources to help us achieve the benefits of the facility consolidations that we first projected when this project kicked off last year.

Now, please turn to slide 6 and Dave will take us through a brief discussion of our financial performance for the quarter and our updated expectations for fiscal 2012.

Dave Sagehorn

Thanks, Charlie.

Consolidated Results

Consolidated net sales for our first fiscal quarter were $1.88 billion, an increase of 10.5% from the prior year quarter. Higher FMTV and access equipment sales more than offset lower FHTV vehicle and M-ATV aftermarket parts sales in our defense segment.

A few comments about the segments: FMTV sales made up approximately 30% of defense segment sales in the quarter compared to less than 1% of sales in the first quarter of fiscal 2011.

Sales to external customers in our access equipment segment were up more than 70% during the quarter and backlog was up more than 100% at December 31, reflecting the continued recovery in the access equipment market. Double-digit sales increases were realized in all regions of the world and across all product lines as a result of replacement of aged equipment in North America and parts of Europe, as well as economic growth and increased product adoption in emerging markets.

In addition, the fire & emergency segment experienced a sales decline that was largely concentrated in our airport products group. The driver of the decline was a difficult comparison to the prior year quarter which included a large international ARFF order. We do expect sequentially higher fire & emergency segment sales in the second quarter.

Consolidated operating income for the quarter was $75.3 million, or 4.0% of sales, compared to $168.7 million, or 9.9% of sales, in the prior year quarter. The sales mix shift in the defense segment from higher margin FHTV vehicle and M-ATV aftermarket parts sales to low margin FMTV vehicle sales was the largest driver of the lower operating income and operating income margin in the quarter. FMTV profit in the quarter of $4.0 million represented a $13.9 million improvement from the fourth quarter of fiscal 2011, reflecting the continued improved performance on this program.

Access equipment margins, excluding M-ATV related sales to the defense segment, improved compared to the first quarter of fiscal 2011, but were negatively impacted by higher material costs, similar to what we saw in the fourth quarter of fiscal 2011. Higher new product development spending in support of our MOVE strategy also negatively impacted margins in the current year quarter.

First quarter results included $4.6 million of costs in the fire & emergency segment related to continued inefficiencies associated with the move of ambulance and mobile medical unit production to Florida in fiscal 2011.

EPS for the quarter was $0.42, compared to $1.09 in last year’s first quarter. Results for the current year quarter included $0.02 per share of costs related to the proxy contest that concluded last week and $0.04 per share of negative foreign currency impact. Results for the quarter also benefited from $0.07 per share of discrete tax items. Results for the first quarter of the prior year included $0.15 per share of restructuring related costs, offset by a $0.10 per share benefit from discrete tax items.

And, we paid down $40 million of debt in the quarter.

Let’s take a look at our current outlook for fiscal 2012. Please turn to slide 7.

Updated Expectations for FY12

Our overall EPS outlook for fiscal 2012 is slightly improved from our commentary in our last earnings call, and we are updating our outlook for each of the segments as follows, starting with defense.

Our estimate of approximately 15% lower defense segment sales compared to fiscal 2011 remains unchanged. As a result of the first quarter performance on the FMTV program we believe operating income margins in the defense segment will be slightly higher than our previous expectations, or nearly 5%. The continued sales mix shift to a higher percentage of FMTVs is expected to be the main driver of lower operating income margins compared to fiscal 2011.

Turning to our access equipment segment, we now believe that sales in this segment will be 25% to 30% higher than fiscal 2011, compared to our previous estimate of approximately 20% higher. Our estimate of mid to high single digit margins for this segment remains unchanged. We believe that the price increase that was effective at the beginning of January and higher sales will drive higher margins than we saw in this segment’s seasonally weak first quarter.

In the fire & emergency segment, we now expect that fiscal 2012 sales will be slightly higher than fiscal 2011. We expect to deliver stronger quarterly sales in the remaining quarters of the year than in the first quarter. However, we anticipate the previously discussed production inefficiencies in the segment and increased price pressure will likely lead to lower operating income than we previously believed and very low single-digit margins in fiscal 2012.

Strong first quarter performance in the commercial segment, including a backlog that is up 30% compared to the prior year has led us to adjust upward our full year outlook for this segment. We now expect that commercial segment sales will be up about 15% for the year, led by sales of RCVs. We also expect concrete mixer sales to be up slightly for the year. We believe that full year operating income margins in the segment will be higher than in fiscal 2011, due to increased overhead absorption as a result of the higher expected sales along with the benefits of improved manufacturing efficiencies, but still in the low single digits.

We continue to believe that our corporate expenses will be slightly higher compared to fiscal 2011 due to proxy contest costs and as we support investments in our MOVE initiatives. We also expect lower interest expense reflecting the expiration of our interest rate swap in the first quarter and the full year impact of fiscal 2011 debt reduction.

We’ve reduced our estimated tax rate for fiscal 2012 slightly to 32% - 34%. We expect that the tax rate in the remaining quarters of the year will be higher than this range as discrete tax items recorded in the first quarter resulted in a lower tax rate in that quarter.

We also now believe that we’ll generate slightly positive free cash flow for the year compared to our previous expectation of modestly negative free cash flow, primarily due to a new view on timing of performance-based payments in the defense segment. And, we continue to expect capital expenditures of $85 - $95 million for the year.

We believe that the second quarter will be the lowest quarter of the year in terms of EPS. We expect defense margins will be lower than the full year average for this segment as sales in this quarter will be most affected by the tire allocation issue described in previous calls, which will limit higher margin FHTV sales in the second quarter. We expect higher access equipment margins in the quarter due to improved pricing and seasonally stronger sales, although the access segment won’t benefit from the more than $120 million of M-ATV related sales to the defense segment that it recorded in the first quarter. In fire & emergency, we expect higher sales in the quarter compared to the first quarter and a small operating profit. And we expect lower sales and operating income margin in the commercial segment compared to the first quarter, which benefited from strong RCV sales as customers sought to take advantage of bonus depreciation deductions.

We expect corporate expenses in the quarter will be higher than in the first quarter due to the timing of planned spending. And, we expect that the tax rate for the second quarter will be approximately 36%.

I’ll turn it back over to Charlie for some closing comments.

Charlie Szews

Wrap up

We know what we need to do — deliver operational and/or structural portfolio changes to enhance value for shareholders. We are taking action to accelerate performance across all of our businesses and create more efficient operations. We are continuing to reduce costs, lead our markets in product innovation and grow our businesses around the world—three key components of our MOVE strategy. We believe we are optimally positioned to capitalize on an upturn in our markets. We are mission driven to do so and will work to provide metrics for you on our progress.

I know you are interested in asking questions, so I will turn it back over to Pat to get the Q&A started.

Thank you for your continued support and interest in Oshkosh Corporation.

Pat Davidson

Thanks Charlie. I’d like to remind everyone to limit their questions to one plus a follow-up. After the follow-up, we ask that you get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.